                                                                       EXHIBIT 1

         COMMON STOCK PURCHASE AGREEMENT (the "Agreement") dated as of June 30, 2004, by and among Media Sciences International, Inc., a Delaware corporation (the "Seller"), and GFX Investments, LLC, a Delaware limited liability company ("Purchaser").

                                   WITNESSETH:

         WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase an aggregate of 1,000,000 shares of Seller's Common Stock, par value $0.01 per share (the "Common Stock").

         NOW, THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                         ARTICLE I - PURCHASE AND SALE

         1.1 PURCHASE AND SALE. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3), the Seller will sell, assign, transfer and deliver and Purchaser will purchase 1,000,000 shares of Seller's Common Stock (the "Shares") for the purchase price set forth in Section 1.2.

         1.2 PURCHASE PRICE. The aggregate consideration (the "Purchase Price") to be paid by Purchaser for the sale, assignment, transfer and delivery of the Shares by the Sellers to Purchaser as provided herein shall be One Million Two Hundred Fifty Thousand and No/100 Dollars ($1,250,000) paid to the Seller in cash by cashier or bank check or wire transfer of immediately available funds.

         1.3 THE CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Boult, Cummings, Conners & Berry, PLC, 414 Union Street, Suite 1600, Nashville, Tennessee, at 10:00 a.m. local time on June 30, 2004 (the "Closing Date"), or such other time, date and place as the parties may agree in writing, provided that all conditions to the Closing have been satisfied or waived in writing.

         1.4      DELIVERIES.

         (a) DELIVERIES BY THE SELLER. At the Closing, the Seller shall deliver or cause to be delivered to Purchaser the following:

         1. Irrevocable instruction letter to the Company's transfer agent, accompanied by an appropriate legal opinion, for the issuance of one certificate evidencing 1,000,000 Shares of Common Stock, duly authorized, issued, fully paid and non-assessable, registered in the name of Purchaser;

         2. The Registration Rights Agreement, in the form attached hereto as EXHIBIT A (the "Registration Rights Agreement"), duly executed by the Seller.

         3. A legal opinion of Law Offices of Dan Brecher ("Seller's Counsel"), counsel to the Seller, in form and substance satisfactory to the Purchaser.

         4. A certificate of the Secretary of the Seller (the "Secretary's Certificate"), in form and substance satisfactory to the Purchaser, certifying as follows:

                  (i) that attached to the Secretary's Certificate is a true and complete copy of the Certificate of Incorporation of the Seller, as amended to date, including all certificates of designation and documents or instruments amending or restating the Certificate of Incorporation of the Seller;

                  (ii) that a true copy of the Bylaws of the Seller, as amended to the date hereof, is attached to the Secretary's Certificate;

                  (iii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of the Seller (A) authorizing the execution, delivery and performance of this Agreement and the Registration Rights Agreement, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby including, but not limited to, the authorization and issuance of the Common Stock;

                  (vi) at the Closing, that the representations and warranties herein are true and complete as of the date thereof, and that there has not occurred any event which has had a Material Adverse Effect on the Seller or any Subsidiary,

                  (vii) such other matters as the Purchaser may reasonably request.

         5. Such other documents as the Purchaser shall reasonably request.

         (b) DELIVERIES BY THE PURCHASER. At the Closing, Purchaser shall deliver or cause to be delivered to the Seller payment of the Purchase Price in cash by either (x) wire transfer of immediately available funds to an account designated in writing by Seller prior to the date hereof, or (y) bank or cashier's check; (ii) an executed copy of this Agreement; and (iii) an executed copy of the Registration Rights Agreement.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Purchaser as follows:

         2.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Seller and its subsidiaries taken as a whole (a "Material Adverse Effect. Each of Seller's subsidiaries ("Subsidiaries") is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Seller. Neither Seller nor any Subsidiary is in violation in any material respect of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Seller or any of its Subsidiaries or any of their respective properties or assets is subject. Seller and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted. The copies of Seller's Certificate of Incorporation and Bylaws delivered to Purchaser in connection herewith are true and correct.

         2.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Seller has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder. The consummation by Seller of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         2.3. CAPITALIZATION. The authorized capital stock of Seller consists of 20,000,000 shares of Common Stock, $0.001 par value ("Seller Common Stock"), and 5,000,000 shares of Preferred Stock, $0.001 par value ("Seller Preferred Stock"). As of the date of this Agreement, there were 8,857,210 shares of Seller's Common Stock and zero shares of Seller Preferred Stock, issued and outstanding. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Seller on any matter, other than outstanding warrants and options (including out-of-the-money warrants and options) to purchase up to 3,625,158 shares of common stock. All issued and outstanding shares of Seller Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

         2.4. SUBSIDIARIES. Seller owns directly or indirectly all of the outstanding shares of capital stock or membership or partnership interests of each of Seller's Subsidiaries. As applicable, each of the outstanding shares of capital stock of each of Seller's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each share or interest is owned, directly or indirectly, by Seller free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The name and jurisdiction of incorporation of each Subsidiary of Seller is attached hereto as Schedule 1.4.

         2.5. OTHER INTERESTS. Except for interests in the Seller Subsidiaries, neither Seller nor any Seller Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business).

         2.6. NO VIOLATION. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Seller; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination or cancellation of, accelerate the performance required by, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Seller or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, preemptive right, commitment or obligation to which Seller or any of its Subsidiaries is a party, or by which Seller or any of its Subsidiaries or any of their respective properties is bound or affected; or
(iii) require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority.

         2.7. SEC DOCUMENTS. Seller has delivered (incorporated by reference to the Seller's filings as reported on the SEC's web site) to Purchaser each registration statement, report, proxy statement or information statement prepared and filed with the Securities and Exchange Commission by it since June 30, 2003, including, without limitation, its Annual Report on Form 10-KSB for the year ended June 30, 2003, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Seller Reports"). As of their respective dates, the Seller Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Seller Reports (including the related notes and schedules) fairly presents, in all material respects, the consolidated financial position of Seller and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Seller Reports (together with the related notes and schedules) fairly presents, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Seller and its Subsidiaries for the periods set forth therein (subject to the lack of footnote disclosure and normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth in the consolidated balance sheet of Seller and its Subsidiaries at June 30, 2003, including all notes thereto, or as set forth in the Seller Reports, neither Seller nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Seller or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

         2.8. LITIGATION. There are no actions, suits or proceedings pending against Seller or its Subsidiaries or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Seller Material Adverse Effect.

         2.9. ABSENCE OF CERTAIN CHANGES. Since June 30, 2003, Seller has conducted its business only in the ordinary course of such business, and, other than as set forth in the Seller Reports, there has not been (i) any Seller Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; or (iii) any material change in its accounting principles, practices or methods. In June 2004, Seller permitted an elderly former preferred shareholder who did not timely accept Seller's offer of conversion concluded on December 31, 2003 to resolve the matter by issuing 250,000 unregistered shares of common stock in return for repayment of dividends and other consideration, such that, Seller and the former preferred shareholder are in similar positions as if the former preferred shareholder had accepted the offer of conversion on December 31, 2003.

         2.10. TAXES. Seller and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired, and all such returns are complete in all material respects, (ii) have paid or accrued all taxes shown to be due and payable on such returns, (iii) have properly accrued all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have no "open" years for federal income tax returns.

         2.11. LABOR MATTERS. Neither Seller nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of Seller, threatened against Seller or its Subsidiaries relating to their business. To the actual knowledge of the executive officers of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Seller or any of its Subsidiaries.

         2.12. SELLER COMMON STOCK. The issuance and delivery by Seller of all shares of Seller Common Stock to be issued in connection with this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller and no shareholder approval is required in connection therewith. The shares of Seller Common Stock to be issued in connection with this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and issued without violation of any preemptive right of any other person or entity. Seller has more than 300 shareholders of record and, to the best knowledge of Seller, no 20 individual shareholders (excluding Purchaser), together with their family members and affiliates, together own, directly or indirectly through one or more affiliates, shares of Seller Common Stock carrying fixed entitlements to more than 75% of Seller's income, capital or voting rights.

         2.13. NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligations of Seller to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Seller is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser hereby represents and warrants as follows:

         3.1 EXISTENCE AND POWER. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         3.2 AUTHORIZATION. The execution, delivery and performance by the Purchaser of this Agreement, the Related Documents to which the Purchaser is a party, and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized, and no additional action is required for the approval of this Agreement by the Purchaser. This Agreement and the related documents to which the Purchaser is a party have been or, to the extent contemplated hereby, will be duly executed and delivered and constitute valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.3 INVESTMENT. The Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distributing or reselling the same, provided, however, that by making the representation herein, the Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act of 1933, as amended ("Securities Act"). The Purchaser is aware that none of the Shares has been registered under the Securities Act or under applicable state securities or blue sky laws, and that the Shares will bear appropriate restrictive legend. The Purchaser is an "Accredited Investor" as such term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act.

         3.4 RELIANCE ON EXEMPTIONS. The Purchaser understands that the Common Stock is being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

         3.5 EXPERIENCE OF THE PURCHASER. The Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                      ARTICLE IV - COVENANTS OF THE SELLER

         4.1 PUBLIC ANNOUNCEMENTS. Neither the Purchaser nor the Seller shall (and each such party shall use its reasonable efforts to cause its Subsidiaries, affiliates, directors, officers, employees and authorized representatives not to), issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or as otherwise contemplated herein (and in either such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

         4.2 TAXES AND CLAIMS. All liabilities for income tax attributable to the sale of the Shares by the Seller to Purchaser pursuant to this Agreement shall be and remain the sole liability of the Seller and Purchaser shall have no responsibility therefor.

         4.3 PURCHASER REPRESENTATIVE ON BOARD OF DIRECTORS. At and as a condition to the Purchaser's obligations to carry out the Closing, Mr. Alan Bazaar shall be elected to the Board of Directors of the Seller. Seller shall take all necessary action for the election of Mr. Bazaar to the Board prior to Closing.

         4.4 STATE SECURITIES LAWS. The Seller shall timely prepare and file such applications, consents to service of process and similar documents and take such other steps and perform such further acts with respect to the sale of the Shares under this Agreement as shall be required by the state securities law requirements of the jurisdiction where the Purchaser resides.

         4.5 ANTIDILUTION. In the event, at any time and from time to time, that Seller shall issue shares of Seller Common Stock to former holders of Seller's Series A Preferred Stock in consideration of their Series A Preferred Stock ("Additional Issuance"), Seller shall immediately issue additional shares of Common Stock to Purchaser so that the percentage of the Seller

Common Stock represented by the 1,000,000 shares of Seller Common Stock acquired at Closing following such additional issuance to Purchaser shall be the same as the percentage of Seller Common Stock represented by the 1,000,000 Seller Common Stock acquired at Closing. For example, Seller is acquiring 1,000,000 shares, representing 10.1448585% (1,000,000/ (8,857,210 + 1,000,000)) of the outstanding after issuance, and if Seller issues 200,000 shares as an Additional Issuance to former Series A preferred stock holders, Seller shall be immediately issued an additional 22,580 shares. (1,000,000 + 22,580) / (9,857,210 + 200,000 + 22,580)
= 10.1448585%.

         4.6 FURTHER ASSURANCES. The Seller shall, at its cost and expense, upon written request of the Purchaser, duly execute and deliver, or cause to be duly executed and delivered, to the Purchaser such further instruments and do and cause to be done such further acts as may be necessary, advisable or proper, in the reasonable discretion of the Purchaser, to carry out more effectually the provisions and purposes of this Agreement.

                  ARTICLE V - INDEMNIFICATION AND TERMINATION

         5.1 SURVIVAL OF REPRESENTATIONS. Except as otherwise provided herein, the representations and warranties of the Seller and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall continue in full force and effect for a period of two (2) years from the Closing; provided, however, that the Seller's warranties and representations under Sections 2.10 (Taxes),
2.4 (Subsidiaries) and 2.3 (Capitalization), shall survive the Closing Date and continue in full force and effect until the expiration of all applicable statutes of limitation. The Seller's warranties and representations shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Seller or the Purchaser.

         5.2 INDEMNIFICATION. (a) The Seller agrees to indemnify and hold harmless the Purchaser, its affiliates, each of its officers, directors, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Seller or any Subsidiary of any covenant or agreement made by the Seller or any Subsidiary in this Agreement or in any of the documents contemplated hereby; (ii) any breach of warranty or representation made by the Seller or any Subsidiary in this Agreement or in any of the documents contemplated hereby, and (iii) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

                  (b) The Purchaser agrees to indemnify and hold harmless the Seller, its affiliates, each of its officers, directors, employees and agents and their respective successors and assigns, from and against any third party losses, damages, or expenses which are caused by or arise out of (A) any breach or default in the performance by the Purchaser of any covenant or agreement made by the Purchaser in this Agreement or in any of the documents contemplated hereby; (B) any breach of warranty or representation made by the Purchaser in this Agreement or in any of the documents contemplated hereby; and
(C) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing, provided, however, that in no event shall Purchaser's liability hereunder exceed the Purchase Price paid by the Purchaser.

         5.3 INDEMNITY PROCEDURE. (a) A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the "Indemnifying Party" and the other party or parties claiming indemnity is referred to as the "Indemnified Party".

                  (b) An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

                  (c) The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnifying Party hereunder, and in any such case the Indemnifying Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnifying Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided, that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

                  (d) The parties agree to cooperate in defending such third party claims, and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

                  (e) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, the reasonable fees and disbursements of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party if such fees and disbursements are a liability of the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

                           ARTICLE VI - MISCELLANEOUS

         6.1 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         6.2 FEES AND EXPENSES. Seller shall be responsible for the payment of Seller's legal fees and expenses relating to the preparation and negotiation of this Agreement, and for the payment of Purchaser's reasonable legal fees and expenses relating to the preparation and negotiation of this Agreement in the amount of up to $7,500. Purchaser shall be responsible for all other of Purchaser's legal fees and expenses.

         6.3 NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows:


If to the Purchaser, to:                                If to the Seller, to:
GFX Investments, LLC                                    Media Sciences International, Inc.
c/o Richard L. Scott Investments, LLC                   40 Boroline Road
100 First Stamford Place                                Allendale, New Jersey
Stamford, Ct. 06902                                     Att'n:  Michael W. Levin
Att'n:   Alan Bazaar                                    Fax No.: 201-818-9040
Fax No.: 203-602-7758

With a copy to:                                         With a copy to:
Boult, Cummings, Conners & Berry, PLC                   Law Offices of Dan Brecher
414 Union Street, Suite 1600                            99 Park Avenue, 16th Floor
P.O. Box 198062                                         New York, NY 10016
Nashville, Tennessee 37219                              Att'n:  Dan Brecher, Esq.
Att'n: Steve Braun, Esq.                                Fax No.:  212-808-4155
Fax No.: 615-252-6300

Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

         6.4 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

         6.5 SUCCESSORS AND ASSIGNS. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that Purchaser shall be permitted to assign their rights under this Agreement to any affiliate of the Purchaser.

         6.6 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

         6.7 ENTIRE AGREEMENT. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

         6.8 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         6.9 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Seller and the Purchaser. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by the Seller and Purchaser.

         6.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         6.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

         6.12 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         6.13 GENDER, SINGULAR AND PLURAL. The use of any gender shall be construed to include all other genders, unless the context clearly indicates that less than all the genders is intended. The use of the singular or the plural shall include both the singular and the plural unless the context clearly indicates that only the singular or only the plural is intended.

                            [SIGNATURE PAGE FOLLOWS:]

         IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

PURCHASER:                                                   SELLER:
GFX INVESTMENTS, LLC, a Delaware limited                     MEDIA SCIENCES INTERNATIONAL, INC., a
liability company                                            Delaware corporation




By: /s/ Richard L. Scott                                     By: /s/ Michael W. Levin
    ---------------------------------                            ---------------------------------
Name: Richard L. Scott                                       Name: Michael W. Levin
Title: Managing Member                                       Title: President

                                  SCHEDULE 1.4

Subsidiaries                                             State of Incorporation

Cadapult Graphic Systems, Inc.                           NJ
Media Sciences, Inc.                                     NJ